Exhibit 99

TI reports financial results for 1Q09

Conference call on TI web site at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (April 20, 2009) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced first-quarter revenue of $2.09 billion, net income of $17 million and earnings per share (EPS) of $0.01.

TI’s revenue and earnings exceeded expectations for the quarter, but the company emphasized caution about the business climate.  Chairman, President and CEO Rich Templeton explained, "Demand for our products has begun to stabilize after sharp drops in the past two quarters.  Many customers have increased orders for TI products as they have begun to slow down their inventory reductions.  However, we remain sensitive to continuing weakness in the global economy, and we have yet to see signs of a broad-based recovery in our business.  In this environment, we will keep our operations flexible so that we can respond quickly to any shifts in demand, whether up or down."

Operational performance in the quarter was good, especially reduction of the company’s inventory.  "We reduced our own inventory by $277 million, and at the same time worked with distributors to reduce channel inventory by $132 million.  Our inventory reductions are essentially complete, and we expect to moderately increase production levels in our factories during the second quarter," Templeton said.

"Our people are focusing on opportunities for growth in Analog and Embedded Processing.  Among highlights in the quarter were the acquisition of CICLON Semiconductor, a specialized supplier of analog chips for power management, and qualification of a new assembly/test factory.  Both improve our ability to serve customers."

1Q09 financial summary

Amounts are in millions of dollars, except per-share amounts.

	1Q09	1Q08	vs. 1Q08	4Q08	vs. 4Q08
Revenue:	$2086	$3272	-36%	$2491	-16%
Operating profit:	$10	$807	-99%	$51	-80%
Net income:	$17	$662	-97%	$107	-84%
Earnings per share:	$0.01	$0.49	-98%	$0.08	-88%
Cash flow from operations:	$251	$649	-61%	$1113	-77%

TI’s revenue declined 36 percent compared with the first quarter of 2008 and declined 16 percent compared with the fourth quarter of 2008.  Revenue in all segments declined in both comparisons.

TI’s operating profit declined 99 percent compared with the year-ago quarter and 80 percent compared with the fourth quarter.  The decline from a year ago was due to lower revenue in all segments and the associated lower gross profit, as well as the impact of underutilized manufacturing assets and restructuring charges.  Collectively, these more than offset lower operating expenses and manufacturing cost reductions.  The decline from the prior quarter was due to lower revenue in all segments and the associated lower gross profit, as well as the impact of underutilized manufacturing assets.  These more than offset lower restructuring charges, lower operating expenses and manufacturing cost reductions.

Excluding restructuring charges of $105 million, TI’s operating profit was $115 million in the first quarter, or 5.5 percent of revenue, and EPS was $0.07.  (See reconciliation table at the end of this release.)

1Q09 segment results
		1Q09		1Q08	vs. 1Q08		4Q08	vs. 4Q08	Note
Analog: Revenue Operating profit (loss)	$ $	814 (35)	$ $	1265 372	-36% -109%	$ $	1015 78	-20% -145%	(1)
Embedded Processing: Revenue Operating profit (loss)	$ $	316 2	$ $	425 96	-26% -98%	$ $	340 (2)	-7% 200%	(2)
Wireless: Revenue Operating profit (loss)	$ $	551 (13)	$ $	921 153	-40% -108%	$ $	646 (87)	-15% 85%	(3)
Other: Revenue Operating profit	$ $	405 56	$ $	661 186	-39% -70%	$ $	490 62	-17% -10%	(4)

The product categories in each segment are as follows:
•	Analog: high-volume analog & logic, high-performance analog (includes data converters, amplifiers and interface products) and power management
•	Embedded Processing: DSPs and microcontrollers used in catalog, communications infrastructure and automotive applications
•	Wireless: DSPs and analog used in basebands for handsets, OMAP™ applications processors and connectivity products for wireless applications
•	Other: includes DLP® products, calculators, ASIC products, RISC microprocessors and royalties

(1)
The decline in Analog revenue from a year ago and from the prior quarter was primarily due to lower high-volume analog & logic revenue.  High-performance analog and power management revenue also declined in both comparisons, although by a lesser amount.

(2)
The decline in Embedded Processing revenue from a year ago and from the prior quarter was primarily due to lower catalog product revenue.  Revenue from automotive products also declined, although by a lesser amount, while revenue from communications infrastructure products was up in both comparisons.

(3)
Wireless revenue declined from a year ago and from the prior quarter primarily due to lower baseband revenue.   Revenue from OMAP applications processors also declined in both comparisons, although by a lesser amount.  Revenue from connectivity products declined from the prior quarter, although was higher than the year-ago quarter.

(4)
Other revenue decreased from a year ago primarily due to declines in RISC microprocessors, DLP products, calculators and royalties, while revenue from ASIC products increased.  Other revenue decreased from the prior quarter due to declines in DLP products, RISC microprocessors, ASIC products and royalties, while calculator revenue increased.

Operating profit declined in all segments from a year ago primarily because of lower revenue, as well as restructuring charges.  Compared with the prior quarter, operating profit declined in the Analog and Other segments due to lower revenue, although increased in Wireless due to lower restructuring charges.

Restructuring charges were as follows:

	1Q09	1Q08	4Q08
Analog:	$42	$-	$60
Embedded Processing:	$19	$-	$24
Wireless:	$32	$-	$130
Other:	$12	$-	$40
Total:	$105	$-	$254

1Q09 additional financial information

•	Orders were $2.19 billion, down 34 percent from a year ago although up 18 percent from the prior quarter.
•	Capital expenditures were $43 million in the quarter, a decline from $219 million in the year-ago quarter and $76 million in the prior quarter.
•	TI used $101 million in the quarter to repurchase 6.6 million shares of its common stock and paid dividends of $141 million.
•	Cash and cash equivalents plus short-term investments totaled $2.43 billion at the end of the quarter.

Outlook

For the second quarter of 2009, TI expects:

•	Revenue: $1.95 – 2.40 billion
•	Earnings per share: $0.01 - 0.15

The EPS estimate includes a negative impact of $0.05 per share resulting from about $100 million of restructuring charges.

TI will update its second-quarter outlook on June 8, 2009.

For the full year of 2009, TI continues to expect approximately the following:

•	R&D expense: $1.5 billion
•	Capital expenditures: $300 million
•	Depreciation: $900 million
•	Annual effective tax rate: 24%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008	Dec. 31, 2008

Revenue	$2,086	$3,272	$2,491
Cost of revenue	1,280	1,516	1,394
Gross profit	806	1,756	1,097
Research and development (R&D)	386	514	431
Selling, general and administrative (SG&A)	305	435	361
Restructuring expense	105	--	254
Operating profit	10	807	51
Other income (expense) net	5	33	(15)
Income before income taxes	15	840	36
Provision (benefit) for income taxes	(2)	178	(71)
Net income	$17	$662	$107

Earnings per common share:
Basic	$.01	$.50	$.08
Diluted	$.01	$.49	$.08

Average shares outstanding (millions):
Basic	1,275	1,327	1,283
Diluted	1,277	1,345	1,287

Cash dividends declared per share of common stock	$.11	$.10	$.11

Percentage of revenue:
Gross profit	38.6%	53.7%	44.0%
R&D	18.5%	15.7%	17.3%
SG&A	14.6%	13.3%	14.5%
Operating profit	0.5%	24.7%	2.0%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2009	Mar. 31, 2008	Dec. 31, 2008
Assets
Current assets:
Cash and cash equivalents	$1,436	$1,450	$1,046
Short-term investments	990	426	1,494
Accounts receivable, net of allowances of ($20), ($25) and ($30)	1,125	1,669	913
Raw materials	77	111	99
Work in process	712	943	837
Finished goods	309	524	439
Inventories	1,098	1,578	1,375
Deferred income taxes	676	659	695
Prepaid expenses and other current assets	207	193	267
Total current assets	5,532	5,975	5,790
Property, plant and equipment at cost	7,030	7,493	7,321
Less accumulated depreciation	(3,915)	(3,908)	(4,017)
Property, plant and equipment, net	3,115	3,585	3,304
Long-term investments	645	791	653
Goodwill	912	838	840
Acquisition-related intangibles	120	105	91
Deferred income taxes	967	618	990
Capitalized software licenses, net	160	225	182
Overfunded retirement plans	17	122	17
Other assets	52	79	56
Total assets	$11,520	$12,338	$11,923

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$326	$680	$324
Accrued expenses and other liabilities	907	871	1,034
Income taxes payable	21	218	40
Accrued profit sharing and retirement	33	79	134
Total current liabilities	1,287	1,848	1,532
Underfunded retirement plans	608	191	640
Deferred income taxes	61	60	59
Deferred credits and other liabilities	354	382	366
Total liabilities	2,310	2,481	2,597

Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: March 31, 2009 -- 1,739,723,261; March 31, 2008 -- 1,739,660,927; Dec. 31, 2008 -- 1,739,718,073	1,740	1,740	1,740
Paid-in capital	1,020	926	1,022
Retained earnings	21,043	20,318	21,168
Less treasury common stock at cost: Shares: March 31, 2009 -- 466,270,151; March 31, 2008 -- 416,925,336; Dec. 31, 2008 -- 461,822,215	(13,852)	(12,776)	(13,814)
Accumulated other comprehensive income (loss), net of taxes	(741)	(351)	(790)
Total stockholders’ equity	9,210	9,857	9,326
Total liabilities and stockholders’ equity	$11,520	$12,338	$11,923

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2009	Mar. 31, 2008	Dec. 31, 2008
Cash flows from operating activities:
Net income	$17	$662	$107
Adjustments to net income:
Depreciation	230	241	283
Stock-based compensation	50	54	51
Amortization of acquisition-related intangibles	10	10	8
Losses on sale of assets	--	6	--
Deferred income taxes	3	(74)	(23)
Increase (decrease) from changes in:
Accounts receivable	(218)	89	889
Inventories	279	(160)	200
Prepaid expenses and other current assets	8	(46)	(100)
Accounts payable and accrued expenses	(119)	(179)	(211)
Income taxes payable	49	165	13
Accrued profit sharing and retirement	(97)	(122)	(10)
Other	39	3	(94)
Net cash provided by operating activities	251	649	1,113

Cash flows from investing activities:
Additions to property, plant and equipment	(43)	(219)	(76)
Purchases of short-term investments	(220)	(362)	(1,384)
Sales and maturities of short-term investments	729	958	182
Purchases of long-term investments	(2)	(2)	(1)
Sales of long-term investments	3	16	7
Acquisitions, net of cash acquired	(104)	--	--
Net cash provided by (used in) investing activities	363	391	(1,272)

Cash flows from financing activities:
Dividends paid	(141)	(133)	(141)
Sales and other common stock transactions	18	76	15
Excess tax benefit from share-based payments	--	13	2
Stock repurchases	(101)	(874)	(386)
Net cash used in financing activities	(224)	(918)	(510)
Net increase (decrease) in cash and cash equivalents	390	122	(669)
Cash and cash equivalents, beginning of period	1,046	1,328	1,715
Cash and cash equivalents, end of period	$1,436	$1,450	$1,046

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

The following describes TI’s results excluding the impact of restructuring charges.  Management believes this presentation provides investors additional insight into the underlying business conditions and results.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Non-GAAP Reconciliation
(Millions of dollars, except share and per-share amounts)

For the three months ended March 31, 2009

Operating profit as reported	$10
Pre-tax restructuring charges	105
Operating profit excluding restructuring charges	$115

Revenue	$2,086

Operating profit percentage of revenue excluding restructuring charges	5.5%

For the three months ended March 31, 2009

Net income as reported	$17
Pre-tax restructuring charges	105
Tax impact of restructuring charges	(37)
Net income excluding restructuring charges	$85

Average diluted shares outstanding	1,277

Diluted earnings per share excluding the impact of restructuring charges	$.07

#   #   #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, entertainment electronics and computing;
•
TI's ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI's ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI's ability to compete in products and prices in an intensely competitive industry;
•	TI's ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	The ability of TI and its customers and suppliers to access their bank accounts and lines of credit or otherwise access the capital markets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI's ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the "Risk Factors" discussion in Item 1A of the Company's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments
Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.  A global semiconductor company, TI innovates through design, sales and manufacturing operations in more than 30 countries.  For more information, go to www.ti.com.

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